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                                                                     EXHIBIT 5.1


                           [SUMMAGRAPHICS LETTERHEAD]



                                January 31, 1995


Summagraphics Corporation
8500 Cameron Road
Austin, Texas  78754

Ladies and Gentlemen:

     I have acted as counsel to Summagraphics Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 133,323 shares of the Company's common stock, par value $0.01 per share (the "Shares"), by John G. Panutsos, Rosemary Wollet and David C. Hoffer (collectively, the "Selling Shareholders"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission").

     In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations, and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such certificates of public officials, corporate agents, and officers of the Company and the Selling Shareholders to the extent necessary or advisable with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing, I am of the opinion that the Shares being offered for sale by the Selling Shareholders, when sold as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me as having passed on the validity of the Shares under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Robert B. Sims

                                       Robert B. Sims,
                                       General Counsel